                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                      COSTCO COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                                 999 LAKE DRIVE
                           ISSAQUAH, WASHINGTON 98027

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

TO OUR STOCKHOLDERS:

    Notice is given that the Annual Meeting of the stockholders of Costco Companies, Inc. (the "Company") will be held at the Meydenbauer Center Hall, 11100 N.E. 6th, Bellevue, Washington 98004 on Wednesday, January 21, 1998 at 10:00 a.m., for the following purposes:

    1. To elect three (3) Class II directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified.

    2. To amend The Costco Companies, Inc. 1993 Combined Stock Grant and Stock Option Plan to clarify the eligibility requirements and to conform to changes under Section 16 of the Securities Exchange Act.

    3. To consider and ratify the selection of the Company's independent auditors.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on December 5, 1997 are entitled to notice of and to vote at the meeting.

    All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any stockholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

    Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors,

                                                     [SIGNATURE]

                                          Joel Benoliel
                                          SECRETARY

December 8, 1997

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT
                 FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                JANUARY 21, 1998

                            ------------------------

                      SOLICITATION AND REVOCATION OF PROXY

    Proxies in the form enclosed are solicited by the Board of Directors of Costco Companies, Inc. (the "Company" or "Costco") to be voted at the annual meeting of stockholders to be held on January 21, 1998, or any adjournments (the "Annual Meeting"). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to stockholders on or about December 15, 1997.

    All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. In the absence of voting instructions, the shares will be voted for the nominees for director listed in these materials and on the proxy; to amend The Costco Companies, Inc. 1993 Combined Stock Grant and Stock Option Plan; and for the ratification of the Company's independent auditors. A stockholder giving a proxy has the power to revoke it any time before it is voted.

    At the close of business on December 5, 1997, there were 214,384,241 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors. Only stockholders of record at the close of business on December 5, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting.

    The affirmative vote of at least a majority of the Common Stock represented, in person or by proxy, at the Annual Meeting is required to approve each of the proposals. The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Under applicable Delaware law, in determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against each of the proposals.

    In addition to mailing this material to stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company may employ an outside entity to assist in the solicitation process, but no arrangement has been finalized for such solicitation.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on November 30, 1997. The following is based solely on statements on filings with the Securities and Exchange Commission (the "SEC") or other reliable information.

NAME AND ADDRESS OF BENEFICIAL OWNER                                      SHARES         PERCENT
--------------------------------------------------------------------  ---------------  -----------
Putnam Investments .................................................   21,415,315            9.99%
  One Post Office Square
  Boston, MA 02109

    The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on November 30, 1997.

                                                               SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                                              OWNED              PERCENT
-----------------------------------------------------------  ------------------------  -----------
James D. Sinegal...........................................         2,902,610(1)              1.4%
Jeffrey H. Brotman.........................................         2,817,662(2)              1.3%
Richard D. DiCerchio.......................................           403,489(3)            *
Richard A. Galanti.........................................           286,943(4)            *
Hamilton E. James..........................................           138,060(5)            *
Richard M. Libenson........................................           198,456(6)            *
John W. Meisenbach.........................................           265,750(7)            *
Charles T. Munger..........................................            83,884(8)            *
Frederick O. Paulsell, Jr..................................           154,583(9)            *
Jill A. Ruckelshaus........................................            17,000(10)           *
All directors and executive officers as a group (16                 7,638,250(11)
  persons).................................................                                   3.6%

------------------------

 *  Less than 1%.

 (1) Includes 194,520 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

 (2) Includes 2,602,131 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 10 shares owned by a trust for the benefit of Mr. Brotman's son. Also includes 215,521 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

 (3) Includes 193,221 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

 (4) Includes 113,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

 (5) Includes 103,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

 (6) Includes 106,816 shares held by a trust of which Mr. Libenson is a co-trustee and beneficiary. Includes 32,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

 (7) Includes 100,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner, and 155,750 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

 (8) Includes 8,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

 (9) Includes 88,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

(10) Includes 16,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

(11) Includes 1,406,292 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1997.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The Board is divided into three classes. Directors are elected, by class, for three year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Hamilton E. James, Frederick O. Paulsell, Jr. and Jill A. Ruckelshaus is nominated as a member of Class II, to serve for a three-year term until the annual meeting of stockholders in 2001 and until his or her successor is elected and qualified.

    Each of the nominees has indicated that he or she is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than three nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

DIRECTORS

    The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                                                              EXPIRATION OF
NAME                                             CURRENT POSITION WITH THE COMPANY(1)                 AGE   TERM AS DIRECTOR
---------------------------------  -----------------------------------------------------------------  ---   -----------------
James D. Sinegal.................  President, Chief Executive Officer and Director                    61               2000

Jeffrey H. Brotman...............  Chairman of the Board of Directors                                 55               2000

Richard D. DiCerchio.............  Senior Executive Vice President and Director                       54               1999

Richard A. Galanti...............  Executive Vice President, Chief Financial Officer and Director     41               2000

Hamilton E. James................  Director                                                           46               1998

Richard M. Libenson..............  Director                                                           55               1999

John W. Meisenbach...............  Director                                                           61               1999

Charles T. Munger................  Director                                                           73               1999

Frederick O. Paulsell, Jr........  Director                                                           58               1998

Jill A. Ruckelshaus..............  Director                                                           51               1998

------------------------

(1) For a description of certain committees of the Board and the members of such committees, see "Committees of the Board" below.

    James D. Sinegal has been President, Chief Executive Officer and a director of the Company since October 1993 upon consummation of the merger of Costco Wholesale Corporation and The Price Company (the "Merger"). From its inception until 1993, he was President and Chief Operating Officer of Costco Wholesale Corporation and served as Chief Executive Officer from August 1988 until October 1993. Mr. Sinegal was a co-founder of Costco Wholesale Corporation and has been a director since its inception.

    Jeffrey H. Brotman is a native of the Pacific Northwest and is a 1967 graduate of the University of Washington Law School. Mr. Brotman was a founder and Chairman of the Board of Costco Wholesale Corporation from its inception. In October 1993, upon the consummation of the Merger, Mr. Brotman became the Vice Chairman of the Company and has served as Chairman since December 1994. Mr. Brotman is a founder of a number of other specialty retail chains. He is a director of Starbucks Corp., the Sweet Factory, Garden Botanika and serves as an Advisory Board Member of Seafirst Bank.

    Richard D. DiCerchio was named Senior Executive Vice President of the Company in January 1997. He has been Executive Vice President and Chief Operating Officer-Merchandising, Distribution, Construction and Marketing and a director of the Company since October 1993. Until mid-August 1994, he also served as Executive Vice President, Chief Operating Officer-Northern Division. He was appointed Chief Operating Officer-Western Region of Costco Wholesale Corporation in August 1992 and was appointed Executive Vice President and director in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of Costco Wholesale Corporation. He joined Costco Wholesale Corporation as Vice President, Operations in May 1983.

    Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. He was Senior Vice President, Chief Financial Officer and Treasurer of Costco Wholesale Corporation from January 1985 to October 1993, having joined as Vice President--Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with Donaldson Lufkin & Jenrette Securities Corporation. Mr. Galanti also currently serves as a director of Hollywood Entertainment Corporation. In March 1995, Mr. Galanti settled an action brought by the SEC alleging a 1990 violation of Section 10(b) of the Securities Exchange Act of 1934, as amended and Rule 10b-5 promulgated thereunder that was unrelated to Mr. Galanti's position with the Company. Without admitting or denying the allegations of the SEC's complaint, Mr. Galanti agreed to pay $64,408, and entered into an order requiring him to comply with the relevant sections of the federal securities laws and rules. Mr. Galanti's duties as a director and officer of the Company have not been and will not be affected by the settlement.

    Hamilton E. James has been a director of the Company since October 1993 and was a director of Costco Wholesale Corporation from August 1988 to October 1993. Mr. James is currently a director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and the Chairman of the Banking Group in charge of DLJ's investment and merchant banking activities and emerging market sales and trading.

    Richard M. Libenson has been a director of the Company since October 1993. He was a director of The Price Company since its formation in 1976 until October 1993, and was an executive officer of The Price Company from 1976 until October 1989, when he retired from active involvement as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

    John W. Meisenbach has been a director of the Company since October 1993 and was a director of Costco Wholesale Corporation since its inception. He is President of MCM (Meisenbach Capital Management), a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

    Charles T. Munger has been a director of the Company since January 1997. He is also Vice Chairman of the Board of Berkshire Hathaway Inc., Chairman of the Board of Directors of Daily Journal Corporation and Chairman of the Board of Directors of Wesco Financial Corporation.

    Frederick O. Paulsell, Jr. was a director of the Company from October 1993 until June 1994 and was elected again as a director of the Company in January 1995. He has been a director of Costco Wholesale Corporation since its inception. From 1973 through March 1982, he was Executive Vice President of Foster & Marshall Inc., and he was Executive Vice President of Foster & Marshall/American Express Inc. from March 1983 through June 1985. Mr. Paulsell was President of Foster, Paulsell & Baker, an investment banking firm, between 1985 and 1995. Since early 1995, Mr. Paulsell has been a Principal of Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. Mr. Paulsell currently sits on the boards of various companies and organizations including Stewart Title Holding Company and Seattle Coffee Holdings. He is also chairman of the board of TRM Copy Centers. Mr. Paulsell was Chairman of Ballard Computer, which filed for bankruptcy protection in May 1995.

    Jill A. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on a number of advisory boards, including the National Women's Political Caucus, "UNICEF-US", and the White House Endowment Fund. She was Chairman of the National Women's Conference, Commission on National Security. She is an advisory board member for Seafirst Bank and Lincoln National Corporation.

    The Company is committed to a strong and diverse Board membership. Above all, the Company and the Board believe in creating and maintaining a Board comprised of individuals who can best contribute to the Company's continued success. As vacancies occur on the Board, the Company intends to take reasonable steps to identify and consider for Board membership those candidates, including qualified women and minority candidates, who best satisfy the business needs of the Company.

COMMITTEES OF THE BOARD

    The Audit Committee's function is to review the results of the audit of the Company performed by the independent public accountants, to review and evaluate internal accounting controls and to recommend the selection of independent public accountants. The Audit Committee is also authorized to conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants, including the availability of Company records, information and personnel. The Audit Committee consists of Messrs. Libenson, Paulsell and Meisenbach. The Audit Committee met two times during the 1997 fiscal year.

    The Compensation Committee's function is to review the salaries, bonuses and stock options provided to certain executive officers of the Company and oversee the overall administration of the Company's compensation and stock option program. The Compensation Committee consists of Messrs. James, Paulsell, Meisenbach and Ms. Ruckelshaus. The Compensation Committee met several times during fiscal year 1997.

    During the Company's last fiscal year, the Company's Board of Directors met four times and two times telephonically. Each member of the Board attended all of the Board meetings. Each member of the Board who served on one of the above-listed committees of the Board attended all of the meetings of each such committee on which he or she served, except that Mr. Libenson was not in attendance at one Audit Committee meeting.

                             EXECUTIVE COMPENSATION

    The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the "CEO"), and (B) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 1997 fiscal year (collectively, together with the CEO, the "Named Executive Officers").

SUMMARY OF COMPENSATION

    The following table summarizes the compensation earned by the Named Executive Officers during fiscal 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                     ANNUAL COMPENSATION                      -------------
                                  ----------------------------------------------------------   SECURITIES      ALL OTHER
                                    FISCAL                                 OTHER ANNUAL        UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR      SALARY($)(A)   BONUS       COMPENSATION($)     OPTIONS/SARS      ($)(B)
--------------------------------  -----------  -----------  ---------  ---------------------  -------------  -------------
James D. Sinegal ...............        1997      300,000     200,000                0            250,000         16,836
  President and Chief Executive         1996      300,000     150,000                0                  0         17,150
  Officer                               1995      305,769           0                0             50,000         16,900
Jeffrey H. Brotman .............        1997      300,000     200,000                0            250,000         15,683
  Chairman of the Board                 1996      300,000     150,000                0                  0         15,910
                                        1995      305,769           0                0             50,000         15,820
Richard D. DiCerchio ...........        1997      325,000     100,000                0             60,000         15,683
  Senior Executive Vice                 1996      295,000      80,000                0             80,000         15,910
  President                             1995      265,000      37,000                0             20,000         15,820
Richard G. Galanti .............        1997      300,000      80,000                0             50,000         15,017
  Executive Vice President and          1996      275,000      80,000                0             80,000         15,090
  CFO                                   1995      240,480      37,000                0             20,000         15,070
Franz E. Lazarus ...............        1997      300,000      80,000                0             50,000         15,403
  Executive Vice President and          1996      260,000      80,000                0             80,000         15,570
  COO--International Operations         1995      234,365      32,201                0             20,000         15,888

------------------------

(A) Because the Company's fiscal year 1995 was a 53-week year, salary amounts shown for each Named Executive Officer include one week of compensation in addition to the amounts otherwise payable on an annualized basis.

(B) In fiscal year 1997, amounts shown for each Named Executive Officer include the Company's matching contributions under a deferred compensation plan of $5,000 each, matching contributions of $500 each and Company contributions of $9,000 each under the Costco Companies 401(k) Retirement Plan. Amounts shown for each Named Executive Officer also include premiums representing the term insurance portion under the executive life program of $2,336, $1,183, $1,183, $517 and $903, respectively, in fiscal year 1997.

GRANTS OF STOCK OPTIONS

    The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 1997:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                NUMBER OF                                                      VALUE AT ASSUMED
                               SECURITIES      % OF TOTAL                                   ANNUAL RATES OF STOCK
                               UNDERLYING     OPTIONS/SARS                                  PRICE APPRECIATION FOR
                              OPTIONS/SARS     GRANTED TO       EXERCISE OR                    OPTION TERM (C)
                                 GRANTED        EMPLOYEES          BASE        EXPIRATION   ----------------------
NAME                             (#)(A)      FISCAL YEAR (B)    PRICE($/SH)       DATE        5% ($)      10%($)
----------------------------  -------------  ---------------  ---------------  -----------  ----------  ----------
James D. Sinegal............      150,000            3.26           21.375       10/16/06    2,016,378   5,109,929
                                  100,000            2.17           26.875       04/02/07    1,690,142   4,283,176
Jeffrey H. Brotman..........      150,000            3.26           21.375       10/16/06    2,016,378   5,109,929
                                  100,000            2.17           26.875       04/02/07    1,690,142   4,283,176
Richard D. DiCerchio........       60,000            1.30           26.875       04/02/07    1,014,085   2,569,906
Richard A. Galanti..........       50,000            1.09           26.875       04/02/07      845,071   2,141,588
Franz E. Lazarus............       50,000            1.09           26.875       04/02/07      845,071   2,141,588

------------------------

(A) These stock options vest 20% per year for five years from the date of grant and expire ten years from the date of grant. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(B) The total number of stock options granted in fiscal 1997 by the Company was 4,602,702 to a total of approximately 900 employees.

(C) These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

    The following table sets forth information concerning the exercise of stock options during fiscal 1997 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING
                                                                         UNEXERCISED       VALUE OF UNEXERCISED
                                                                       OPTIONS/SARS AT     IN-THE-MONEY OPTIONS/
                                                                          FY-END(#)          SARS AT FY-END($)
                                          SHARES         VALUE      ---------------------  ---------------------
                                        ACQUIRED ON    REALIZED         EXERCISABLE/           EXERCISABLE/
NAME                                    EXERCISE(#)       (A)           UNEXERCISABLE          UNEXERCISABLE
--------------------------------------  -----------  -------------  ---------------------  ---------------------
James D. Sinegal......................           0             0         160,640/287,760     2,663,667/3,936,780
Jeffrey H. Brotman....................           0             0         181,641/287,760     3,007,995/3,936,780
Richard D. DiCerchio..................      30,000       801,250         230,041/148,360     4,843,230/2,278,143
Richard A. Galanti....................      30,000       956,407         107,250/134,000     1,830,002/2,111,875
Franz E. Lazarus......................      78,000       993,752          29,250/134,000       360,375/2,111,875

------------------------

(A) Market value of underlying securities at the exercise date, minus the exercise price of such options.

COMPENSATION OF DIRECTORS

    Each non-employee director of the Company earns $30,000 per year for serving on the Board and $1,000 for each Board meeting and $500 for each committee meeting attended. In addition, non-employee directors receive an annual grant of options to purchase 8,000 shares of common stock, and are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

    Richard M. Libenson has been engaged as a consultant for the Company. For such services, a corporation owned by Mr. Libenson was paid $174,996 during fiscal 1997. In addition, the Company paid premiums in the amount of $1,045 during fiscal 1997 for term life insurance for the benefit of Mr. Libenson under a split-dollar endorsement plan and premiums on long-term disability insurance in the amount of $3,721.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 1997 were John W. Meisenbach, Hamilton E. James and Frederick O. Paulsell, Jr. Jill Ruckelshaus was appointed to the Compensation Committee during fiscal 1997.

    John W. Meisenbach is a principal shareholder of MCM (Meisenbach Capital Management). MCM provided consulting and insurance services in managing the Company's employee benefit plans and executive life insurance programs covering over $130 million in total annual benefit costs, for which MCM received total compensation from third party insurers of $1,170,763 in fiscal 1997. In addition, MCM assisted the Company in developing insurance programs for the Company's executive and business members.

    Hamilton E. James is a Managing Director of DLJ and Chairman of its Banking Group. During fiscal 1997, DLJ was managing underwriter in connection with the Company's offering of Zero Coupon Convertible Subordinated Notes due 2017.

REPORT OF COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during fiscal 1997.

    COMPENSATION PHILOSOPHY. The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 1997 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its stockholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the stockholders. The Committee placed emphasis on variable, performance based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and stockholder value.

    The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during fiscal 1997. While the Committee considered such corporate performance measures as net income, earnings per common share, stock price performance, comparable warehouse sales, margins and rate of revenue increase, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals and demonstrated leadership ability.

    Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Committee believes that it has established relatively low cash compensation levels in favor of equity-linked incentive programs.

    From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

    In general, awards under the option plan were approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 1997 option grants. However, the two grants to Messrs. Sinegal and Brotman during fiscal year 1997 reflect, in part, the fact that Messrs. Sinegal and Brotman received no grant during fiscal year 1996, although other executive officers did receive such grants.

    In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to any of the Named Executive Officers will exceed the $1 million limitation during fiscal 1997.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 1997, the Committee placed emphasis on Mr. Sinegal's superior leadership in managing the business, as well as the Company's financial and operating performance.

    The Committee noted that, despite the competitive environment which prevailed for retailers throughout fiscal 1997, the Company's total sales increased by approximately 12% from the prior fiscal year, and comparable warehouse sales for the 1997 fiscal year increased by approximately 9% from the prior year. Net income from continuing operations for fiscal 1997, was approximately 25% higher than for fiscal 1996 ($1.46 per share versus $1.22 per share), which included a non-cash pre-tax accounting charge in fiscal 1997 of $.17 per share.

    In accordance with the compensation philosophy described above, the Committee set Mr. Sinegal's base salary at $300,000 for fiscal 1997, which was the same as his salary for fiscal 1996 and fiscal 1995, and awarded Mr. Sinegal $200,000 under the bonus plan.

                                          Compensation Committee
                                          John W. Meisenbach
                                          Hamilton E. James
                                          Frederick O. Paulsell, Jr.
                                          Jill A. Ruckelshaus

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Dayton Hudson Corporation; Home Depot, Inc.; Home Base, Inc.; BJ's Wholesale Club, Inc. (1); Kmart Corporation; The Limited Ltd.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Toys R Us Inc.; and Wal Mart Stores, Inc. The information is provided for the period from the Company's inception (upon consummation of the Merger), October 21, 1993, through August 31, 1997, the end of fiscal 1997.

                        COMPARED CUMULATIVE TOTAL RETURN
        AMONG COSTCO COMPANIES, INC., S&P 500 INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   COSTCO           PEER GROUP      S&P 500

                 COMPANIES, INC.            INDEX      INDEX
10/21/1993               $100.00          $100.00    $100.00
12/31/1993               $100.72           $93.92    $100.25
3/31/1994                 $94.84           $95.77     $96.45
6/30/1994                 $78.16           $91.29     $96.85
9/30/1994                 $84.04           $92.48    $101.59
12/30/1994                $67.37           $86.35    $101.57
3/31/1995                 $77.18           $95.04    $111.46
6/30/1995                 $85.03           $97.58    $122.10
9/03/1995                 $91.24           $92.87    $126.47
12/29/1995                $79.79           $85.88    $139.75
3/29/1996                 $98.11           $91.32    $147.25
6/28/1996                $113.15          $101.54    $153.85
9/01/1996                $103.99          $100.81    $150.16
12/31/1996               $131.46           $93.85    $171.83
3/31/1997                $144.54          $106.61    $176.44
6/30/1997                $172.01          $129.77    $207.24
8/31/1997                $188.89          $136.47    $211.20

                     ASSUMES $100 INVESTED ON OCT. 21, 1993
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING AUG. 31, 1997

(1) In July 1997, Waban, Inc., which previously was included in the Company's peer group, spun off its BJ's Wholesale Club division to BJ's Wholesale Club, Inc. Waban also changed its name to Home Base, Inc.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    Hamilton E. James is a Managing Director of DLJ and Chairman of its Banking Group. During fiscal 1997, DLJ was managing underwriter in connection with the Company's offering of Zero Coupon Convertible Subordinated Notes due 2017.

    John W. Meisenbach is a principal shareholder of MCM. MCM provided consulting and insurance services in managing the Company's employee benefit plans and executive life insurance programs covering over $130 million in total annual benefit costs, for which MCM received total compensation from third party insurers of $1,170,763 in fiscal 1997. In addition, MCM assisted the Company in developing insurance programs for the Company's executive and business members.

    Richard A. Galanti's sister is owner of a company that received payments from the Company in fiscal 1997 in the amount of $737,862 for merchandise sold to the Company.

    Jeffrey H. Brotman's brother-in-law was employed by the Company during fiscal year 1997 at an annual salary of $110,000. Richard D. DiCerchio's brother-in-law was employed by the Company during fiscal year 1997 at an annual salary of $116,000. Frederick O. Paulsell, Jr.'s two sons were employed by the Company during fiscal year 1997 at annual salaries of $90,000 and $60,000. James
D. Sinegal's two sons were employed by the Company during fiscal year 1997 at annual salaries of $141,250 and $100,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any Costco equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 1997, such SEC filing requirements were satisfied, except that Mr. Zook, Mr. Meisenbach, Mr. Libenson and Mr. Portera and a trust of which Mr. Brotman is a principal beneficiary each filed a late Form 4 reporting a single transaction. Mr. Brotman filed a late Form 4 reporting two transactions.

           PROPOSAL 2: AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN

    In September 1993, the Board of Directors of the Company adopted the Costco Companies, Inc. 1993 Combined Stock Grant and Stock Option Plan (the "Stock Plan"). A copy of the Stock Plan may be obtained upon written request to the Company's secretary. The Stock Plan was approved by shareholders in October 1993. Under the Stock Plan, the Company was authorized to issue 10 million shares of Costco common stock upon the exercise of options granted under the Stock Plan and to make stock grants in the amount of up to 1,666,666 shares of Costco common stock. In January 1997, shareholders of the Company approved an amendment to the Stock Plan to increase the number of shares that may be issued under the Stock Plan from 10 million to 20 million.

    The purpose of the Stock Plan is to enable the Company to attract and retain employees of ability and experience, and to furnish such personnel significant incentives to improve operations and increase profits of the Company. The Stock Plan is a broad-based plan; approximately 900 employees received stock option grants under the Stock Plan in fiscal year 1997. The total number of stock options granted to employees by the Company in fiscal year 1997 was approximately 4.6 million. In fiscal years 1996, 1995 and 1994, the total number of stock options granted by the Company was approximately 2.6 million, 3.3 million and 3.5 million, respectively. Currently, there are approximately 7.5 million shares available for future grants.

    In general, the Stock Plan currently authorizes Costco to grant stock options, either non-qualified stock options or incentive stock options (as defined in section 422 of the Internal Revenue Code), to purchase up to 20 million shares of Costco common stock (the "Stock Option Program") and to make stock grants in the amount of up to 1,666,666 shares of Costco common stock (the "Grant Program") (subject to adjustment to protect against dilution). The Stock Plan provides that for every six shares of Costco stock on which a discretionary option is granted under the Stock Option Program, one share will be removed from those available for future grants under the Grant Program, and for every share of Costco common stock granted under the Grant Program, six shares will be removed from those available for future stock options under the Stock Option Program.

    The purchase price of each share of Costco common stock covered by an option many not be less than 100% of the fair market value of Costco common stock on the date of the grant of the option. It may be not less than 110% of the fair market value in the case of an incentive stock option granted to a person who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of Costco. The aggregate fair market value (determined as of the time the option is granted) of the shares of Costco common stock, with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, may not exceed $100,000.

    PROPOSED AMENDMENT: ELIGIBILITY. The Company's Board of Directors proposes to amend the Stock Plan to make clear that the definition of "employees" who are eligible to receive stock and/or options under the Stock Plan includes consultants and advisors to the Company. The Board believes that the purposes served by the Stock Plan are equally applicable to certain consultants and advisors who provide valuable services to the Company in the conduct of its business. Section 4(a) of the Stock Plan currently states:

       Shares of common stock and/or options may be granted to any employee of the Company.

Under the proposed amendment, Section 4(a) of the Stock Plan would state:

       Shares of Common Stock and/or options may be granted to any employee of the Company. For purposes hereof, "employee" shall mean any employee, officer or consultant or advisor to the Company, provided that bona fide services shall be rendered to the Company by such consultants or advisors and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction.

    PROPOSED AMENDMENTS: ADMINISTRATION, AMENDMENT AND TERMINATION OF THE STOCK PLAN. In addition, the Company's Board of Directors proposes to amend the Stock Plan to conform to recent changes under Section 16 of the Securities Exchange Act. In particular, the Board is proposing to amend Section 3(a) of the Stock Plan, which deals in part with the composition of the Independent Committee that is established to make decisions regarding grants of common stock or options under the Stock Plan to officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. Section 3(a) of the Stock Plan currently states:

           The authority to grant shares of Common Stock and to award options under the Plan shall be vested in the Executive Committee (which committee is hereinafter referred to as the "Committee") of the Board of Directors of the Company (hereinafter referred to as the "Board") as such Committee may be appointed from time to time by the Board. Notwithstanding the foregoing, an independent committee consisting of two or more directors neither of whom has, during the one year prior to service on such independent committee, been granted or awarded Common Stock or options under the Plan or any other discretionary stock option or stock grant plan of the Company (the "Independent Committee") shall make any and all decisions to grant Common Stock or to award options under the Plan to officers of the Company who are subject to the reporting requirements under Section 16 of the Plan to officers of the Company who are subject to the reporting requirements under
       Section 16 of the Securities and Exchange Act of 1934, as amended. The Executive Committee or the Board may also interpret the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; amend the Plan from time to time (subject to the limitations set forth in Paragraph 11); and make all other determinations necessary or advisable for the administration of the Plan. The Executive Committee or the Independent Committee, as the case may be, shall hereinafter be referred to as the "Authorized Committee." All decisions made by the Authorized Committee pursuant to the provisions of the Plan shall be final and binding on all person, including the Company, any subsidiaries and the participants.

Under the proposed amendment, the second sentence of Section 3(a) of the Stock Plan would state:

       Notwithstanding the foregoing, any and all decisions regarding the grant of Common Stock or options under the Plan to officers who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be made either by the entire Board or by a committee (the "Independent Committee") consisting solely of two or more "non-employee directors" as such term is defined in Rule 16b-3(b)(i) promulgated under the Exchange Act.

The remaining sentences of Section 3(a) would not be changed by the proposed amendment.

    Section 11 of the Stock Plan, which is entitled "Amendment And Termination Of Plan Prior To Expiration Date," currently states:

           At any time prior to the expiration of the Plan, the Committee or the Board may terminate, suspend, modify or amend the Plan, PROVIDED THAT no such modification or amendment shall, without the approval of the holders of a majority of the Company's voting shares that are present, or represented, and entitled to vote at a meeting duly held for such purpose, increase the total number of shares of Common Stock which may be granted or issued upon exercise of options granted under the Plan (except as provided in Paragraph 6), change the class of employees to whom shares of Common Stock or options may be granted under the Plan or reduce the minimum exercise price of options as provided in Paragraph 5. In no event shall any termination, suspension, modification or amendment of the Plan alter or impair, without the consent of the respective grantees of shares of Common Stock or optionees, any rights or obligation under stock grant agreements or options theretofore granted under the Plan, subject only to cancellation or modification as provided in Paragraph 6 and in Paragraph 12.

Under the proposed amendment, the first sentence of Section 11 of the Stock Plan would state:

       At any time prior to the expiration the Plan, the Committee or the Board may terminate, suspend, modify or amend the Plan.

The remaining sentences of Section 11 would not be changed by the proposed amendment.

    Approval of the amendments to the Stock Plan as described above requires the affirmative vote of a majority of the outstanding shares of common stock eligible to vote at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THIS PROPOSAL.

          PROPOSAL 3: INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

    Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended August 31, 1997. Arthur Andersen LLP has issued its report, included in the Company's Form 10-K, on the consolidated financial statements of the Company for the fiscal year ended August 31, 1997. Arthur Andersen LLP has served the Company in this capacity since the Merger and Costco Wholesale Corporation since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

                                 OTHER MATTERS

    Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 1999 annual meeting of stockholders must be received by the Company no later than September 1, 1998. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO JOEL BENOLIEL, SECRETARY.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                     [SIGNATURE]

                                          Joel Benoliel
                                          SECRETARY

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                           COSTCO COMPANIES, INC.
                   999 LAKE DRIVE, ISSAQUAH, WASHINGTON 98027
        PROXY FOR THE JANUARY 21, 1998 ANNUAL MEETING OF STOCKHOLDERS

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF COSTCO COMPANIES, INC.

      The undersigned stockholder of COSTCO COMPAIES, INC. (the "Company") hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution to vote all the shares of Common Stock of the Company held of record by the undersigned on December 5, 1997 at the Annual Meeting of Stockholders to be held at the Meydenbauer Center Hall, 11100 NE 6th, Bellevue, Washington 98004, on January 21, 1998 at 10:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 8, 1997.

     Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

       (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE AND
             RETURNED PROMPTLY  IN THE ENCLOSED ENVELOPE)

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                 TRIANGLE  FOLD AND DETACH HERE  TRIANGLE

                                                              Please mark
                                                              your votes as /X/
                                                              indicated in
                                                              this example

THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4.
                                                WITHHOLD
                                         FOR    AUTHORITY                                                       FOR AGAINST ABSTAIN
1. ELECTION AS CLASS I DIRECTORS                             2. Authorization to amend the Stock Option
   OF HAMILTON E. JAMES, FREDERICK        / /    / /            Plan to clarify the eligibility requirements    / /   / /    / /
   O. PAULSELL, JR., AND JILL A.                                and to conform to changes under Section 1C
   RUCKELSHAUS                                                  of the Securities Exchange Act.

                                                             3. Ratification of selection of independent        / /   / /    / /
                                                                auditors.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE, WRITE SUCH NOMINEE'S NAME IN THE
SPACE PROVIDED BELOW.)

-----------------------------------------------------------




 Signature(s)                                               Dated:
             --------------------------------------------         -------------
Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

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                 TRIANGLE  FOLD AND DETACH HERE  TRIANGLE